Exhibit 99.1

Galectin Therapeutics Files Registration Statement for Stockholder Rights Offering of Common Stock and Warrants

Richard E. Uihlein, Board Chair, expresses interest in investing $20.0 million in the Rights Offering

NORCROSS, Ga. (March 6, 2019) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins, today filed a Registration Statement on Form S-3 with the U.S. Securities and Exchange Commission (“SEC”) (available at www.sec.gov) with regards to a planned Rights Offering of common stock and warrants to its stockholders. In the Rights Offering the Company will seek to raise between $50 million and $70 million. Richard E. Uihlein, chairman of the board, has indicated his non-binding intent to purchase $20 million in the offering.

In the Rights Offering the Company will distribute to all of its stockholder a non-transferable subscription right to purchase a unit consisting of 0.3 shares of the Company’s common stock and a warrant to purchase 0.075 share of the Company’s common stock (representing 25% warrant coverage) for each share of common stock they own on the record date. Once the preliminary Registration Statement is approved by the SEC, the Company will set the record date and the dates of the commencement and expiration of the Rights Offering. The record date will be announced several days in advance of the date. This will allow persons to make open market purchases of the Company’s common stock in advance of the record date, thereby becoming eligible to participate in the rights offering. The subscription price for each share of common stock in the offering and the related warrant will be the lesser of the initial price to be set by the Company or a percentage to be set by the Company (estimated to be between 85% and 95%) of the volume weighted average price of the common stock of the Company on the expiration date of the Rights Offering. The warrant exercise price, also to be set by the Company, is expected to be between 25% and 50% higher than the unit price. The warrants will be exercisable for 7 years.

The Rights Offering also gives each stockholder the right to over-subscribe, which means that a stockholder purchasing in the Rights Offering can also purchase units that other stockholders do not purchase, subject to cut backs if the Rights Offering, considered as a whole, is over-subscribed. The purpose of this rights offering is to raise equity capital in a cost-effective manner that also provides all of our existing stockholders the opportunity to participate. We intend to use the net proceeds from this offering for general working capital purposes and for a portion of the cost of our NASH-RX Phase 3 clinical trial evaluating the efficacy of our drug candidate GR-MD-02 for the treatment of NASH cirrhosis patients without esophageal varices.

Richard E. Uihlein, the chairman of the Company’s board of directors and the beneficial owner of approximately 5.7% of our outstanding common stock prior to this rights offering (excluding shares issuable upon exercise of options and warrants), has indicated that he intends to exercise all of his subscription rights and his oversubscription rights pursuant to this rights offering in the aggregate amount of $20.0 million, but has not made any formal binding commitment to do so.

Harold H. Shlevin, CEO of the Company stated, “We are very excited to be embarking on a Phase 3 program GR-MD-02 in treatment of compensated NASH cirrhotic patients. We look forward to the continued support of our stockholders in this undertaking. In particular, Mr. Uihlein has been a staunch supporter of the Company and continues to tangibly demonstrate his commitment to the Company. His efforts have been instrumental in helping us advance our development programs targeted to assisting patients with NASH cirrhosis”.

Today, the Company has also separately released an open letter to stockholders written by Richard E. Uihlein.

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug (GR-MD-02) is a carbohydrate-based drug that inhibits the galectin-3 protein which is directly involved in multiple inflammatory, fibrotic, and malignant diseases. The lead development program is in non-alcoholic steatohepatitis (NASH) with cirrhosis, the most advanced form of NASH related fibrosis. This is the most common liver disease and one of the largest drug development opportunities available today. Additional development programs are in treatment of severe atopic dermatitis, moderate-to-severe plaque psoriasis, and in combination immunotherapy for advanced melanoma and other malignancies; advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect”, “intend” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for GR-MD-02 will lead to the first therapy for the treatment of fatty liver disease with cirrhosis and those regarding the hope that our lead compounds will be successful in the treatment of severe atopic dermatitis, moderate-to-severe plaque psoriasis and in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of GR-MD-02 or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies may not produce positive results in a timely fashion, if at all, and could prove time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Contact:

Jack Callicutt, Chief Financial Officer

(678) 620-3186

ir@galectintherapeutics.com.

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc.

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